Exhibit 99.1

For Immediate Release

June 1, 2005

Interep Announces Retirement of Board Member Les Goldberg

New York: Interep (OTCBB: IREP) today announced that Board Member and 37-year company veteran Les Goldberg has retired from the company. His retirement ends a consulting relationship he has maintained with Interep for the past ten years.

“It’s difficult to leave a company that I love after so many years, but it’s time for a change,” said Goldberg. “Helping Interep grow and rise to the top of the radio rep industry has been an extraordinary experience. I couldn’t have asked for a better career, but frankly, after 37 years I’m looking forward to retirement.”

“I will miss working with my friends at Interep, but I know that they’ll continue to do what they’ve always done so well – provide top-tier service to stations and agencies, and adapt to meet new challenges as they arise,” he added.

Goldberg was President/Chief Operating Officer of Interep from 1986-1995. He started with McGavren Guild Radio in 1968 as a salesman and held various positions of increasing responsibility in the following years.

“Les has been an important part of our success over the years and we will miss his counsel, his professionalism, and his friendship,” said Interep CEO Ralph Guild. “Everyone at Interep wishes him a happy retirement.”

About Interep:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Infinity Radio Sales, and the Freedom Radio Group, which includes D&R Radio, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep Interactive is the company’s interactive representation and web publishing division specializing in the sales and marketing of on-line advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. Interep is also the parent company for The Event Shop, an event marketing firm. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison and Abraham, Interep’s sales consulting division focusing on non-traditional revenue. For more information, visit the company’s website at www.interep.com.

Contact: Jane Sperrazza, Interep, Phone: 212-916-0524, e-mail: jane_sperrazza@interep.com